AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of April 26, 2010 by and among Toyota Motor Credit Corporation, a corporation duly organized and existing under the laws of the state of California and having its principal office at 19001 South Western Avenue, Torrance, California 90501(the “Issuer”), The Bank of New York Mellon, ("Prior Trustee") and The Bank of New York Mellon Trust Company, N.A., (the "Successor Trustee").

RECITALS:

WHEREAS, the Issuer and Prior Trustee entered into Indenture
(see Schedule A attached) by and between the Issuer and the Prior Trustee (the "Indenture");

WHEREAS, the certain Medium-Term Notes, Series B – Core Notes described in the Issuer’s Prospectus Supplement dated March 30, 2006 to a prospectus dated March 7, 2006 (the “Bonds”) were originally authorized and issued under the Indenture;

WHEREAS, the Prior Trustee desires to resign as Trustee, Paying Agent and Registrar under the Indenture;

WHEREAS, the Issuer desires to appoint Successor Trustee as Trustee, Paying Agent and Registrar to succeed Prior Trustee in such capacities under the Indenture; and

WHEREAS, Successor Trustee is willing to accept such appointment as Successor Trustee, Paying Agent and Registrar under the Indenture;

NOW, THEREFORE, the Issuer, Prior Trustee and Successor Trustee, for and in consideration of the premises of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

ARTICLE I

THE PRIOR TRUSTEE

SECTION 1.01 Prior Trustee hereby resigns as Trustee under the Indenture and acknowledges and agrees that no amounts of compensation or reimbursement are owed to it by Issuer, and that to its knowledge, it has no claims against Issuer for indemnification under the Indenture.

SECTION 1.02  Prior Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Prior Trustee in and to the trusts of the Trustee under the Indenture and all the rights, powers and trusts of the Trustee under the Indenture.  Prior Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers and trusts hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee, Paying Agent and Registrar.

ARTICLE II

THE ISSUER

SECTION 2.01  The Issuer hereby accepts the resignation of Prior Trustee as Trustee, Paying Agent and Registrar under the Indenture.

SECTION 2.02  All conditions relating to the appointment of The Bank of New York Mellon Trust Company, N.A. as Successor Trustee, Paying Agent and Registrar under the Indenture have been met by the Issuer, and the Issuer hereby appoints Successor Trustee as Trustee, Paying Agent and Registrar under the Indenture with like effect as if originally named as Trustee, Paying Agent and Registrar in the Indenture.

ARTICLE III

THE SUCCESSOR TRUSTEE

SECTION 3.01  Successor Trustee hereby represents and warrants to Prior Trustee and to the Issuer that Successor Trustee is not disqualified to act as Trustee the Indenture.

SECTION 3.02  Successor Trustee hereby accepts its appointment as Successor Trustee, Paying Agent and Registrar under the Indenture and accepts the rights, powers, duties and obligations of Prior Trustee as Trustee, Paying Agent and Registrar under the Indenture, in each case in respect of the Bonds and any future Securities (as defined in the Indenture) issued pursuant to the Indenture for which it is appointed as  trustee upon the terms and conditions set forth therein, with like effect as if originally named as Trustee, Paying Agent and Registrar under the Indenture.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01  This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the opening of business on April 26, 2010.

SECTION 4.02  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 4.03  This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation Appointment and Acceptance to be duly executed and acknowledged all as of the day and year first above written.

Toyota Motor Credit Corporation
as Issuer
                       By:       /s/ Wei Shi
Name: Wei Shi
Title:    Vice President,
                          Head of Treasury & Planning

The Bank of New York Mellon,
as Prior Trustee

By:      /s/ Scott I. Klein
Name:  Scott I. Klein
Title:    Vice President

The Bank of New York Mellon Trust Company, N.A.
                        as Successor Trustee

By:      /s/ Teresa Petta
Name: Teresa Petta
Title:   Vice President

SCHEDULE A

Agreements: Indenture, dated as of August 1, 1991, as amended by a first supplemental indenture, dated as of October 1, 1991 and a second supplemental indenture, dated as of March 31, 2004
Description: Medium-Term Notes, Series B – Core Notes